UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):                January 31, 2007

MRS. FIELDS FAMOUS BRANDS, LLC

(Exact name of registrant as specified in charter)

DELAWARE	333-115046	80-0096938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2855 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121-7050

801-736-5600

(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 31, 2007, TCBY Systems, LLC (“TCBY”), a wholly-owned subsidiary of the registrant, Mrs. Fields Famous Brands, LLC, received a fully executed copy of a new Distribution Service Agreement dated as of January 15, 2007, between TCBY and Lincoln Poultry and Egg Company (the “Agreement”).  The Agreement provides for distribution services scheduled to commence on or about March 26, 2007, to certain TCBY franchisees located in a designated territory including the state of Iowa, as well as portions of North Dakota, South Dakota, Nebraska, Minnesota and Illinois.

The Agreement outlines services to be performed by the distributor and provides for delivery schedules, inventory controls, minimum volume requirements or charges, distribution fees and other related payments.  TCBY franchisees to be served by the distributor will submit account applications and enter into terms directly with the distributor.  The Agreement has an initial term of 3 years, unless terminated earlier in accordance with provisions set forth in the Agreement.

In addition to the new Agreement, on January 31, 2007, TCBY received a fully executed copy of a First Amendment to Distribution Agreement between TCBY and Southwest Traders, Inc. (the “Amendment”).  The Amendment modifies the Distribution Services Agreement entered into between the parties dated April 12, 2006, to add additional territories to be serviced by Southwest Traders’ Dallas, Texas distribution center.

TCBY entered into the Agreement and the Amendment as part of its overall transition of business from Blue Line Distributing.  As described in reports by the registrant filed previously with the Securities and Exchange Commission, Blue Line terminated its distribution agreement with TCBY effective February 2006, but continues to provide services to a small number of territories under an extension agreement with TCBY.  That transition will be completed, and the Blue Line extension will end, on or shortly after March 26, 2007, when services commence under the Agreement and the Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MRS. FIELDS FAMOUS BRANDS, LLC

/s/ Michael Ward
Michael Ward
Executive Vice President and Chief Legal Officer

Date:  February 6, 2007